As filed with the Securities and Exchange Commission on August 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact name of Registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

33 Kingsway London, United Kingdom	WC2B 6UF
(Address of Registrant’s principal executive offices)	(Zip code)

Capri Holdings Limited Third Amended and Restated Omnibus Incentive Plan
(Full title of the plan)

Krista McDonough
Senior Vice President, General Counsel and Chief Sustainability Officer 11 West 42nd Street New York, NY 10036
(Name and address of agent for service)

(212) 201-8388
(Telephone number, including area code, of agent for service)

COPIES TO:
John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Capri Holdings Limited (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 3,625,000 of its ordinary shares, no par value, that are reserved for issuance under the Capri Holdings Limited Third Amended and Restated Omnibus Incentive Plan (the “Plan”). An amendment to increase the number of shares available to be awarded under the Plan from 4,062,239 shares to 7,687,239 shares was described in the Company’s definitive proxy statement, filed with the Securities Exchange Commission (the “Commission”) on June 16, 2022 and was approved by the Company’s shareholders on August 3, 2022. The Company previously filed a Registration Statement on Form S-8 on December 14, 2011 (File No. 333-178486, the “2011 Form S-8”) to register 15,246,000 shares initially authorized for issuance under the Plan, and a Registration Statement on Form S-8 on September 24, 2020 (File No. 333-249023, the “2020 Form S-8”, and together with the 2011 Form S-8, the “Prior Registration Statements”) to register an additional 3,600,000 shares authorized for issuance under the Plan as amended on July 22, 2020. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Form Registration Statements are presented herein.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2022 (filed on June 1, 2022);
(b)	The portions of the Company’s definitive proxy statement on Schedule 14A that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2022 (filed on June 16, 2022);
(c)	The Company’s Current Reports on Form 8-K (filed on April 4, 2022, June 1, 2022 (Item 8.01 only) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 16, 2022 and July 1, 2022; and
(d)	The description of the securities set forth in the Company’s Registration Statement on Form 8-A, and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 8.	Exhibits.

Exhibit No.	Document Description

3.1	Amended and Restated Memorandum and Articles of Association of Capri Holdings Limited (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 31, 2018).

4.1	Specimen of Ordinary Share Certificate of Capri Holdings Limited (incorporated by reference from Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on June 19, 2019).

5.1*	Opinion of Harney, Westwood & Riegels as to the validity of the securities being offered.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Harney, Westwood & Riegels (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature pages).

107*	Calculation of Filing Fee Table.

*       Filed herewith.

Item 9.	Undertakings.

The Company hereby undertakes:

(a) (1)	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

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(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of City of New York, State of New York, on August 3, 2022.

CAPRI HOLDINGS LIMITED

By:	/s/ JOHN D. IDOL
Name:	John D. Idol
Title:	Chairman & Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of John D. Idol, Thomas J. Edwards Jr. and Krista McDonough, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed on August 3, 2022, by the following persons in the capacities indicated.

Signature	Title

/s/ John D. Idol John D. Idol	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas J. Edwards, Jr. Thomas J. Edwards, Jr.	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Marilyn Crouther Marilyn Crouther	Director

/s/ Robin Freestone	Director
Robin Freestone

/s/ Judy Gibbons	Director
Judy Gibbons

/s/ Ann Korologos	Director
Ann Korologos

/s/ Stephen F. Reitman	Director
Stephen F. Reitman

/s/ Jane Thompson	Director
Jane Thompson

/s/ Jean Tomlin	Director
Jean Tomlin

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